                                                                    Exhibit 6.23

THIS PROMISSORY NOTE AND THE UNDERLYING COMMON STOCK ("COMMON STOCK") OF FUTUREONE, INC. (THE "COMPANY") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY REGULATIONS PROMULGATED THEREUNDER (COLLECTIVELY, THE "SECURITIES ACT") OR WITH THE SECURITIES AUTHORITIES OF ANY STATE UNDER ANY STATE SECURITIES LAWS AND ANY REGULATIONS PROMULGATED THEREUNDER (COLLECTIVELY, "STATE SECURITIES LAWS"). AS A CONSEQUENCE, NEITHER THIS PROMISSORY NOTE NOR COMMON STOCK MAY BE SOLD, TRANSFERRED, ASSIGNED, MORTGAGED, PLEDGED, LIENED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR DISPOSED OF (COLLECTIVELY, A "TRANSFER") EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


                             12% SECURED CONVERTIBLE
                                 PROMISSORY NOTE

$500,000.00                                                     Phoenix, Arizona
                                                          As of October 22, 1999

FOR VALUE RECEIVED, FUTUREONE, INC., a Nevada corporation with an office at 4250 East Camelback Road, Suite K-192, Phoenix, Arizona 85018-2751 (including its successors and assigns, "Borrower"), hereby promises to pay to the order of 12 Squared Partners, LLC, an Arizona limited liability company with an office at 1717 East Morten, Suite 220, Phoenix, AZ 85020 ("Lender"), the principal sum of Five Hundred Thousand Dollars ($500,000) (the "Principal Amount"), with interest on any unpaid balance of such amount from the date of the advance thereof at the rate of interest specified herein, in lawful money of the United States of America and in immediately available funds in accordance with the terms hereof. The unpaid Principal Amount of this 12% Secured Convertible Promissory Note (this "Note"), together with all accrued and unpaid interest hereunder, shall be due and payable on the Maturity Date (as defined below), unless this Note is converted in accordance with Section 4 hereof.

         This Note evidences a loan (the "Loan") made by Lender to Borrower in the Principal Amount; the Note and all other documents, instruments and certificates, including, without limitation, the Security and Pledge Agreement between Borrower and Lender dated as of the date hereof and the escrow arrangements made in connection with the Loan and the Security and Pledge Agreement, which may at any time be given as security for, as evidence of, or in connection with, the Loan, as the same may be modified, amended, restated, consolidated or extended from time to time, are hereinafter collectively referred to as the "Loan Documents" and individually as a "Loan Document").
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1. Definitions.

         1.1. Certain Defined Terms. As used in this Note, the following terms have the meanings indicated below:

         "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law or executive order to close.

         "Common Stock" means the $0.001 par value common stock of Borrower.

         "Conversion Price" means One Dollar ($1.00) per share of Common Stock subject to adjustment as provided in Section 4.

         "Default" means any event which, with the passage of time or the giving of notice, or both, could become an Event of Default.

         "Default Rate" means a rate of interest equal to the Stated Interest Rate plus six (6) percentage points per annum.

         "Disbursement Date" means a date on which the Loan proceeds are funded to or at the direction of Borrower.

         "Dollars" or "$" mean lawful currency of the United States of America and, in relation to any amount to be disbursed or paid under this Note, immediately available funds or such other funds as may be acceptable to Lender in its sole discretion.

         "Event of Default" has the meaning set forth in subsection 6.1.

         "Indebtedness" of any Person means as of the date of any determination thereof, (i) all indebtedness for borrowed money or purchase money financing,
(ii) all indebtedness evidenced by a note, bond, debenture or similar instrument (but only to the extent actually disbursed), (iii) the face amount of all letters of credit and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all payment obligations under any interest rate protection agreements and currency swaps and similar agreements, (v) all indebtedness under capitalized leases, (vi) all obligations to pay money or assume indebtedness in respect of the acquisition of property, securities and other assets, (vii) all obligations in respect of guaranties, (viii) all obligations to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable (directly or indirectly) with respect to any indebtedness or obligation of any Person and (ix) all refundings, renewals, extensions or restatements of any of the foregoing.

         "Maturity Date" means (i) April 19, 2000, or (ii) such other date as the Principal Amount shall become due and payable pursuant to the terms and provisions of this Note or any other Loan Document or shall have been converted in full in accordance with the provisions hereof; provided, however, Borrower may extend the Maturity Date at any time with the prior written consent of Lender.

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         "Person" means an individual, a corporation, an association, a joint stock company, a business trust, a partnership, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency or political subdivision thereof.

         "RMI Market Price" means, with respect to RMI Stock, for any date of determination that price which shall be computed as the arithmetic average of the closing bid prices for RMI Stock on each of the five (5) consecutive trading days immediately preceding the date of notice requiring such determination (all such determinations to be appropriately adjusted for any stock dividend, stock split or similar transaction during the pricing period).

         "RMI Stock" means shares of the $0.001 par value common stock of RMI.NET, Inc. held by Borrower pursuant to a certain Asset Purchase Agreement among RMI.NET, Inc. and the Borrower and certain other parties dated as of November 19, 1999 (the "RMI Asset Purchase Agreement"). RMI Stock is subject to an Agreement Not to Sell executed by Borrower as of November 19, 1999, which restricts Borrower from, without the consent of RMI.NET, Inc., offering, selling, contracting to sell, granting an option to sell or otherwise disposing of, directly or indirectly, RMI Stock for certain time periods as set forth in the Agreement Not to Sell attached hereto as Exhibit A.

         "Securities Act" means, collectively, the Securities Act of 1933, as amended, and any regulations promulgated thereunder.

         "State Securities Act" means, collectively, the securities law of any State that is applicable to this Note or the Common Stock and any regulations promulgated thereunder.

         "Stated Interest Rate" means simple interest at the rate of twelve percent (12%) per annum.

         "Taxes" means any and all present and future taxes, levies, imposts, duties, fees, deductions, withholdings or charges of a similar nature imposed or assessed by any country or any political subdivision or taxing authority thereof (but not including any income or franchise taxes of Lender), together with any interest thereon and any penalties with respect thereto.

         1.2. Computation of Time Periods. Unless otherwise provided herein, with respect to the computation of periods of time from a specified date to a later specified date herein, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".

         1.3. Dollar Amounts. All dollar amounts used herein shall mean United States Dollars.

         1.4. Construction. In this Note, the singular includes the plural, the plural includes the singular.

2. The Loan.

         2.1. Use of Loan Proceeds. The proceeds of the Loan shall be used for the general working capital needs of Borrower.

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3. Payments.

         3.1. Payment of Interest.

                  3.1.1. Interest Rate; Interest Payment. Interest shall accrue on the outstanding Principal Amount at the Stated Interest Rate: (a) from and including the Disbursement Date through the Maturity Date, and (b) shall be due and payable on the Maturity Date. All interest and fees accruing under the Note and the other Loan Documents shall be computed on the basis of a 360-day year and the actual number of days elapsed.

                  3.1.2. Default Interest. Notwithstanding anything to the contrary contained in this Note or any other Loan Document, if Borrower shall fail to make any payment when due of principal, interest or any other amount owing under this Note or any other Loan Document, then such principal, interest or other amount shall accrue interest thereon at a rate equal to the Default Rate to the fullest extent permitted by law from the date such payment was due until payment in full of the amount overdue plus such interest thereon.

                  3.1.3. Maximum Interest. Anything in this Note or the other Loan Documents to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of any maximum interest rate permitted by applicable law; provided, however, that, to the extent permitted by applicable law, in the event that interest is not collected as a result of the operation of this subsection and interest thereafter payable pursuant to this Note shall be less than such maximum amount, then such interest thereafter payable shall be increased up to such maximum amount to the extent necessary to recover the amount of interest, if any, theretofore uncollected as a result of the operation of this subsection. In determining whether or not any interest payable under this Note exceeds the maximum rate permitted by applicable law, any non-principal payment, except payments specifically stated to be "interest", shall be deemed, to the extent permitted by applicable law, to be a fee, expense reimbursement or penalty, rather than interest.

         3.2. Payments of Principal. The unpaid balance of the Principal Amount, together with all accrued and unpaid interest, and all other amounts payable under the Loan Documents, shall be due and payable in full on the Maturity Date.

         3.3. Manner of Payments. Each payment of principal of and interest on this Note shall be made by check of Borrower or by transferring the amount thereof in Dollars in immediately available funds via the Fedwire or intra-bank account transfer, not later than 5:00 p.m., Phoenix, Arizona time, on the date on which such payment shall be due. Each such payment shall be made without setoff, offset, deduction or counterclaim.

         3.4. Extension of Payments. If any payment from Borrower to Lender under this Note or any of the other Loan Documents shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next following day which is a Business Day and such additional time shall be included in the computation of interest.

         3.5. Application of Payments. Lender shall have the absolute right to determine the order in which payments received by Lender under this Note and the other Loan Documents shall be applied to the amounts which are then due and payable under the Loan Documents, regardless of any application designated by Borrower; provided, however, that, unless and until the occurrence of

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an Event of Default hereunder, all payments shall be applied first against any fees or expenses due and payable to Lender under this Note or any other Loan Document, second, to the payment of delinquency or late charges, third, to interest due and payable on the Loan, and fourth to repay the Principal Amount.

4.       Conversion.

         4.1. Conversion Privilege.

                  4.1.1. Prior to the Maturity Date, Lender may at any time convert all or part of the indebtedness evidenced by this Note, including accrued interest, into Common Stock (a "FutureOne Common Stock Conversion"). The number of shares of Common Stock issuable upon a FutureOne Common Stock Conversion shall be determined as follows: Divide the Principal Amount and accrued interest to be converted by the Conversion Price. Borrower will deliver to a holder so converting a check in payment for any fractional share of Common Stock. In the event Lender effects a FutureOne Common Stock Conversion, Lender understands and acknowledges that it shall have no rights to the Pledged Collateral as defined in the Security and Pledge Agreement between the Borrower and Lender of even date herewith.

                  4.1.2. In the event Borrower does not consummate a public offering of its Common Stock prior to the Maturity Date, Lender may convert all of the indebtedness evidenced by this Note, including accrued interest, into RMI Stock (a "RMI Stock Conversion"). The number of shares of RMI Stock issuable upon a RMI Stock Conversion shall be determined as follows: Divide (a) accrued interest plus 1.25 times the Principal Amount to be converted by (b) the RMI Market Price on the date of such RMI Stock Conversion. Borrower will deliver to a holder so converting a check in payment for any fractional RMI Stock. In the event Lender effects an RMI Stock Conversion, Lender understands and acknowledges that it shall have no rights to the Pledged Collateral as defined in the Security and Pledge Agreement between the Borrower and Lender of even date herewith.

         4.2. Conversion Procedure.

                  4.2.1. To effect any FutureOne Common Stock Conversion, Lender shall (i) surrender this Note for conversion to Borrower at its office in Phoenix, Arizona and provide Borrower with ten (10) business days advance written notice to Borrower specifying the date and amount of such conversion and the name in which the Common Stock shall be issued (if the name is other than that of Lender), (ii) furnish any appropriate endorsements and transfer documents reasonably requested by Borrower, (iii) pay any documentary, stamp, transfer or similar tax if required and (iv) deliver a certificate to Borrower in which Lender certifies that (a) Lender is an "accredited investor" as defined in the Securities Act, (b) Lender acknowledges that the Common Stock to be issued to Lender have not been registered under the Securities Act or any State Securities Laws and (c) Lender is acquiring the Common Stock to be issued to Lender for investment and not with a view to the resale, subdivision, distribution or fractionalization thereof and that Lender agrees that such Common Stock may not be sold, transferred, assigned, mortgaged, pledged, liened, hypothecated or otherwise encumbered or disposed of (collectively, a "transfer") except pursuant to an effective Registration Statement under the Securities Act of 1933, as

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
amended, or an opinion of counsel satisfactory to Borrower to the effect that such registration is not required.

                  4.2.2. To effect any RMI Stock Conversion, at least ten (10) business days prior to the Maturity Date, Lender shall (i) surrender this Note for conversion to Borrower at its office in Phoenix, Arizona and provide Borrower written notice of his intention to convert this Note to RMI Stock on the Maturity Date, and (ii) deliver a certificate to Borrower acknowledging certain restrictions on the RMI Stock pursuant to the Agreement Not to Sell as attached hereto as Exhibit A.

                  4.2.3. Upon surrender of this Note for a FutureOne Common Stock Conversion or an RMI Stock Conversion, the note shall be marked "cancelled" or "paid-in-full". Any such notice of election to convert shall constitute a contract between the holder of this Note and Borrower, whereby such holder shall be deemed to subscribe for the number of shares of Common Stock or RMI Stock, as the case may be, which it shall be entitled to receive upon such conversion, and in payment and satisfaction of such subscription, to surrender this Note and to release Borrower from all liability hereon in respect of the principal and/or accrued and unpaid interest hereon being converted, and including interest accruing after the date of the receipt of the notice of conversion on the portion of the principal hereof being converted, and whereby Borrower shall be deemed to agree that the surrender of such Note and the extinguishment of liability hereon shall constitute full payment for the shares of Common Stock or RMI Stock, as the case may be, to be received by Lender upon such conversion.

         4.3. Piggyback Registration Rights.

                  (i) If, at any time commencing on the date hereof and expiring one (1) year hereafter, Borrower proposes to register any of its securities under the Securities Act of 1933, as amended (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-4, Form S-8 or any successor form thereto), Borrower shall give written notice by registered or certified mail at least fifteen (15) business days prior to the filing of each such registration statement, to the holder of this Note and/or Common Stock issued upon conversion hereof (collectively, "Note Securities") of its intention to do so. If the Lender notifies Borrower in writing not more than five (5) business days after receipt of such notice of its desire to include any such Note Securities in such proposed registration statement, Borrower shall (subject to the limitations described below) afford Lender the opportunity to have any such Note Securities registered under such registration statement. Notwithstanding the foregoing, Borrower shall have the right at any time after it shall have given written notice of such proposed registration (irrespective of whether a written request for inclusion of any such Note Securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof. Borrower shall not be obligated to effect any piggyback registration of Note Securities more than one time.

                  (ii) Notwithstanding the foregoing, if the managing underwriter of any such registered offering advises Borrower in writing that the number of securities Lender, Borrower and any other persons or entities having registration rights (regardless of whether such registration rights were granted on, prior to or subsequent to the date of issuance of this Note) intend to include in such offering should, in such managing underwriter's sole discretion, be limited, then the amount of securities to be offered for the account of holders of Note Securities, along with the securities of any

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
other persons or entities having registration rights (regardless of whether such registration rights were granted on, prior to or subsequent to the date of issuance of this Note), but excluding securities that Borrower intends to sell for its own account included in such offering, shall be reduced pro rata to the extent necessary to reduce the aggregate amount of securities proposed to be registered to the aggregate amount recommended by the managing underwriter.

                  If Lender holds five percent or more of Borrower's outstanding Common Stock, Lender, whose Note Securities are covered by a registration statement pursuant to this Section 4, agrees, if requested by the managing underwriter in an underwritten offering, not to effect any public sale or distribution of securities of the same class as the securities included in such registration statement, including a sale pursuant to Rule 144 under the Securities Act of 1933, as amended (except as part of such underwritten registration), during the 10-day period prior to, and during the 180-day period beginning on the closing date of each underwritten offering made pursuant to such registration statement.

                  (iii) With respect to any piggyback registration involving Note Securities, Borrower shall pay all registration expenses in connection with the any such registration but excluding underwriting discounts and commissions, if any, relating to the sale or disposition of Note Securities by Lender, any transfer tax payable with respect thereto and the fees and expenses of Lender's counsel. Borrower shall agree to indemnify the holder of Note Securities which are included in a registration statement pursuant hereto substantially to the same extent as Borrower agrees to indemnify the underwriters in the underwriting agreement, and the holder of Note Securities participating in such offering shall agree to indemnify Borrower and any underwriter with respect to information furnished by the holder for inclusion therein substantially to the same extent as the underwriters have indemnified Borrower in the underwriting agreement. Notwithstanding anything to the contrary contained herein, Lender shall be liable under this Section 4.3.(iii) for only that amount as does not exceed the net proceeds to Lender as a result of the sale of Note Securities pursuant to such registration statement. Borrower will use its best efforts to permit any prospectus used pursuant to a registration statement contemplated hereby to remain effective for a period of not less than ninety (90) days from the effective date of the registration statement or amendment thereto in which such prospectus is contained. Borrower may require the holder of Note Securities, as a condition to registration, to furnish Borrower such information regarding such seller and the distribution of such Note Securities as may be required to be included in any registration statement or amendment thereto that Borrower may request in writing. To the extent that Lender holds five percent or more of Borrower's outstanding Common Stock, Lender shall agree to be bound by the terms of any lock-up arrangements or other covenants requested by the managing underwriter in any such registration and to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, instruments and agreements required under the terms of such underwriting arrangements or otherwise reasonably requested by Borrower or the underwriter in connection therewith.

         4.4. Adjustment for Change in Common Stock. If Borrower:

                  (i) pays a dividend or makes a distribution on its Common
Stock;

                  (ii) subdivides its outstanding Common Stock into a greater number of Common Stock;

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
                  (iii) combines its outstanding Common Stock into a smaller number of Common Stock;

                  (iv) makes a distribution on its Common Stock in property or cash;

                  (v) issues by reclassification of its Common Stock or otherwise any additional capital stock or debt or equity instrument or instruments convertible into Common Stock; or

                  (vi) Borrower grants rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the Conversion Price;

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that Lender thereafter may receive the number of shares of Common Stock which Lender would have owned immediately following such action if Lender had converted the Loan immediately prior to such action.

         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination, reclassification or grant of rights or warrants.

         If after an adjustment Lender upon any such conversion receives securities of two or more series or classes of securities of Borrower, Borrower shall determine in good faith the allocation of the adjusted Conversion Price between the series or classes of securities consistent with prior valuations. After such allocation, the conversion privilege and the Conversion Price of each series or class of Common Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4.

         4.5. When Adjustment May Be Deferred. No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

         All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100th of a Common Stock, as the case may be.

         4.6. When No Adjustment Required. No adjustment need be made for a transaction referred to in subsection 4.4 if Lender is to participate in the transaction on a basis and with notice that Borrower determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

         No adjustment need be made for rights to purchase Common Stock pursuant to a plan for reinvestment of dividends or interest provided that such reinvestment is made at or about the Conversion Price.

         4.7. Notice of Adjustment. Whenever the Conversion Price is adjusted Borrower shall promptly mail to Lender a notice of the adjustment.

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         4.8. Voluntary Reduction. Borrower from time to time may reduce the
Conversion Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period.

         Whenever the Conversion Price is reduced, Borrower shall mail to Lender a notice of the reduction. Borrower shall mail the notice at least fifteen (15) days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect.

         A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of subsection 4.4.

         4.9. Reorganization of Borrower. If Borrower is a party to a consolidation or a merger, or if Borrower transfers or leases all or substantially all of its assets, which event reclassifies or changes Borrower's outstanding Common Stock, Lender will have the right to convert the Loan only into the kind and amount of securities, cash or other assets which Lender would have owned immediately after the consolidation, merger, transfer or lease if Lender had converted the Loan immediately before the effective date of the transaction.

         4.10. Borrower's Determination Final. Any determination that Borrower must make pursuant to subsections 4.3, 4.5 or 4.6, shall be made by Borrower in good faith and shall be conclusive.

5. Defaults.

         5.1. Events of Default. The occurrence of any one or more of following shall constitute an "Event of Default."

                  5.1.1. Borrower shall fail to pay any interest or principal under this Note within ten (10) business days following the date such amount was due, whether at maturity, by acceleration or otherwise.

                  5.1.2. Borrower shall fail to pay any other amount (whether fees, Taxes or otherwise) payable to Lender or any other party under or as required by this Note or any other Loan Document within ten (10) business days after demand therefor or receipt of notice that such amount was due, whether at maturity, by acceleration or otherwise.

                  5.1.3. Any default (beyond applicable notice or cure periods, if any) by Borrower under any Loan Document (other than this Note) shall have occurred.

                  5.1.4. Borrower shall fail to perform or observe any material obligations, covenants, terms, agreements or undertakings contained in this Note (other than obligations, covenants, terms, agreements or undertakings set forth in subsections 5.1.1, 5.1.2 and 5.1.3), and such default shall continue unremedied for a period of thirty (30) days after notice of such default is delivered by Lender to Borrower; provided, however, that if Borrower commences to cure such default during such thirty (30) day period but such default is not susceptible to cure within such thirty (30) day period, Lender may, in its sole discretion, extend such thirty (30) day period shall be extended so long as Borrower is at all times diligently pursuing the cure thereof.

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6. Remedies After Default. Upon maturity of this Note and/or the failure to pay the Principal Amount, interest or any other sums due hereunder or under this Note or any other Loan Document after the expiration of any applicable notice and/or cure period and/or the occurrence of any other Event of Default, Lender may, at its option, exercise all rights and remedies to which it may be entitled under this Note, any of the other Loan Documents, at law or in equity, including, without limitation, the right to declare the Principal Amount, all interest thereon and all other amounts payable under this Note and the other Loan Documents to be immediately due and payable.

7. General Provisions.

         7.1. Assignment. This Note is a continuing obligation and shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and assigns. Notwithstanding the preceding sentence, Lender may not sell, transfer, assign, mortgage, pledge, lien, hypothecate or otherwise encumber or dispose of this Note or any Common Stock or RMI Stock into which this Note is convertible, except pursuant to the terms, provisions and conditions of this Note.

         7.2. Costs; Expenses. Borrower agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable fees and expenses of counsel of and for Lender) in connection with the amendment, modification, extension, or enforcement of this Note, the other Loan Documents and any other documents to be delivered hereunder or thereunder.

         7.3. Severability. Every provision of this Note is intended to be severable, and if any term or provision hereof shall be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality, or unenforceability in any jurisdiction shall not affect the validity, legality, or enforceability of any such term or provision in any other jurisdiction.

         7.4. Governing Law. This Note and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Arizona without regard to the principles of conflicts of laws.

         7.5. Entire Agreement. This Note, the other Loan Documents and any other documents executed in connection herewith and therewith contain the entire understanding of and supersede all prior representations, warranties, agreements, arrangements, understandings and negotiations, written and oral, between Lender and Borrower with respect to the subject matter hereof and shall not be modified except in writing executed by the parties hereto.

         7.6. Waivers. Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands (other than any notices or demands which cannot be waived by operation of law) in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to any or all delays, extensions of time, renewals, release of any party, and of any available security therefor, and any and all waivers that may be granted or consented to by Lender with regard to the time of payment or with respect to any other provision of this Note, and agrees that no such action, delay or failure to act on the part of Lender shall be construed as a waiver by Lender of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto.

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
         7.7. Amendment; Waiver. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Borrower therefrom, shall in any event be effective unless the same be in writing and signed by Lender and Borrower. Any waiver of any provision of this Note, and any consent to any departure by Borrower or Lender therefrom, shall be effective only in the specific instance and for the specific purpose for which given. Neither failure nor delay on the part of Lender to exercise any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. The rights herein provided are cumulative and not exclusive of any rights provided by law.

         7.8. Notices, Etc. All notices, approvals, demands, consents and other communications ("notices") provided for or otherwise given hereunder or under any other Loan Document shall be in the English language, in writing, and shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy with electronic confirmation to the numbers set forth below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid and return receipt requested, as follows:

         To Borrower:       FutureOne, Inc.
                            4250 East Camelback Road, Suite K-192
                            Phoenix, Arizona 85018-2751
                            Attention: President
                            Telephone: (602) 852-9725
                            Facsimile: (602) 522-8714

         To Lender:         12 Squared Partners, LLC
                            1717 East Morten
                            Suite 220
                            Phoenix, AZ  85020
                            Attention:  Barry Zemel
                            Telephone:  (602) 943-2360
                            Telecopier: (602) 870-9122

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party. All such notices shall be effective as set forth above and shall be effective against the party to which it is sent irrespective of whether copies have been sent to other parties.

         7.9. Headings. The headings contained in this Note are for convenience of reference only and shall not affect the construction hereof.

         7.10. Drafting. Borrower acknowledges that Borrower and Lender and their respective counsel have reviewed and revised this Note and the other Loan Documents, and Borrower agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of any of the Loan Documents.

         7.11. No Third Party Beneficiaries. Nothing in this Note or in any of the other Loan Documents shall confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Note or the other Loan Documents.

         7.12. Non-Recourse. Notwithstanding anything to the contrary contained in this Note or the other Loan Documents, no individual member, partner, officer, or director of Borrower or the manager or managers of Borrower shall have any personal liability for the obligations of Borrower hereunder, but, rather, the terms, covenants, provisions and obligations contained in this Note and the other Loan Documents as made are only intended to bind Borrower and the assets of Borrower as the same may exist from time to time. The foregoing shall not diminish or release any of the obligations of Borrower hereunder.

         IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.


                                       FUTUREONE, INC.,
                                       A NEVADA CORPORATION



                                       By:      /s/ Earl J. Cook
                                          --------------------------------------
                                       Name:    Earl J. Cook
                                            ------------------------------------
                                       Its:     President
                                           -------------------------------------
                                       Date:    December 17, 1999
                                            ------------------------------------

                                      -12-